EXHIBIT 77c.
MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS

At a Joint Special Meeting of Shareholders of each Dunham Fund, held at the offices of Dunham & Associates Investment Counsel, Inc., at 10251 Vista Sorrento Parkway, San Diego, CA 92121, on Friday, August 26, 2005, shareholders of record at the close of business on June 30, 2005 voted to approve the following proposals:

Proposal 1: Dunham International Stock Fund - Approval of New Sub-Advisory Contract

Shares Voted
in Favor

Shares Voted Against
or Abstentions
1,037,614

54,586

Proposal 2: Dunham Large Cap Growth Fund - Approval of New Sub-Advisory
Contract

Shares Voted
in Favor

Shares Voted Against
or Abstentions
3,960,403

224,238

Proposal 3: All Funds
Approval of an arrangement, a new investment advisory agreement, and revised sub-advisory agreements for the Funds, that would permit Dunham & Associates to enter into new sub-advisory agreements, or to amend the terms of existing sub-advisory agreements, without the approval of shareholders, subject to SEC approval of an exemptive order:


Fund

Shares Voted
in Favor

Shares Voted Against
or Abstentions
Appreciation & Income

1,133,943

108,159
Corporate/Gov. Bond

1,476,291

128,214
Emerging Markets Stock

436,119

436,119
International Stock

1,008,789

  83,412
Large Cap Growth

3,936,400

248,242
Large Cap Value

1,544,350

103,795
Real Estate Stock

233,820

  17,574
Short-Term Bond

1,842,648

192,283
Small Cap Growth

646,112

  52,838
Small Cap Value

853,354

  64,036


The terms of the above agreements, the reasons for their proposal and the Board's process and deliberations in approving these agreements were described in detail in the Proxy Statement dated July 26, 2005, which was mailed out to all shareholders of the Dunham Funds.